EXHIBIT 99.2

PROVINCE OF MANITOBA
2006/07 QUARTERLY FINANCIAL REPORT
APRIL TO JUNE 2006

NOTES TO THE QUARTERLY FINANCIAL REPORT
This report presents the unaudited financial results of the Province of Manitoba for the first quarter of the 2006/07 fiscal year.
The report is based on the organizational structure of departments established in the 2006/07 Estimates. The comparative data provided for the 2005/06 fiscal year has been restated to reflect the current organizational structure of departments.
FIRST QUARTER — ACTUAL TO ESTIMATE
The first quarter result of a net expenditure (excess expenditure over revenue) of $201.0 million was $50.1 million less than the projection of $251.1 million. The decrease is a combined result of first quarter expenditures being $22.6 million less than estimated and revenue being $27.5 million higher than anticipated. The variances result primarily from differences in the timing of expenditures and receipts.
FIRST QUARTER COMPARED TO PREVIOUS YEAR’S RESULTS
In total the first quarter net expenditure was $8.2 million lower than for the same period last year.
Total revenues were $66.3 million more than the same period last year, reflecting budgeted increases in both own source revenue and transfers from the Government of Canada.
Total expenditures were $58.1 million higher than the previous year. Program expenditures were $64.4 million higher while public debt costs were $6.3 million lower. The largest increases in program expenditures occurred in the departments of Health, Education, Citizenship and Youth and Family Services and Housing.
CAPITAL INVESTMENT
Overall, expenditures for tangible capital assets were $30.7 million, $10.9 million less than estimated at the end of the first quarter primarily due to timing variances related to the Manitoba Floodway Expansion. Total expenditures related to tangible capital assets were $1.5 million higher than the same period last year.
DEBT/PENSION REPAYMENT
The 2006 Budget provides for a $110.5 million contribution to the Debt Retirement Fund. As required by the balanced budget legislation, an allocation committee determines the share of those funds directed to pension or general purpose debt. In the 2006 Budget plan, the 2006/07 allocation is $85.5 million to the pension liability and $25.0 million for general purpose debt.

PROVINCE OF MANITOBA FINANCIAL REPORT	APRIL TO JUNE 2006

YEAR END PROJECTION
A $3.3 million positive balance was projected in the 2006 Budget. Unanticipated emergency expenditure costs resulting from forest fire suppression, 2006 spring flooding and 2005 flood remediation work has resulted in the need for increased expenditure authority. A Special Warrant has been issued to provide for these expenditures.
Information on revenues and expenditures will be provided in the second quarter financial report, including an update on revenue from Canada related to Bill C-48 and a revised year-end projection.
FISCAL STABILIZATION FUND
The fund is projected to have a balance of $467.1 million at the end of the fiscal year. The projected status of the Fiscal Stabilization Fund is provided on page 12.
BORROWING ACTIVITY
The original estimate of borrowing requirements identified in the 2006 Budget was $2,762.0 million including refinancing, funding for Manitoba Hydro, capital investments, Health’s capital programs and new self sustaining requirements.
For the period April 1, 2006 to June 30, 2006, $115.7 million was raised through the issue of Manitoba Hydro Savings Bonds and $456.3 million was raised in the public market.

PROVINCE OF MANITOBA FINANCIAL REPORT	APRIL TO JUNE 2006

OPERATING FUND
STATEMENT OF REVENUE AND EXPENDITURE
FOR THE THREE MONTHS ENDED JUNE 30, 2006
(UNAUDITED)
($000s)

	2006/07	Comparison to 2006/07		Comparison to 2005/06
	ACTUAL	Estimate	Variance	Actual	Variance
Revenue

Own Source Revenue	1,210,535	1,189,505	21,030	1,174,295	36,240

Government of Canada	715,993	709,554	6,439	685,960	30,033

Total Revenue	1,926,528	1,899,059	27,469	1,860,255	66,273

Expenditure

Program Expenditure	2,048,738	2,070,437	(21,699)	1,984,396	64,342

Debt Servicing	78,842	79,753	(911)	85,130	(6,288)

Total Expenditure	2,127,580	2,150,190	(22,610)	2,069,526	58,054

Net Revenue/(Expenditure)	(201,052)	(251,131)	50,079	(209,271)	8,219

Interfund Transfers

Debt/Pension Repayment	—	—	—	—	—

Fiscal Stabilization Fund	—	—	—	—	—

Total Interfund Transfers	—	—	—	—	—

Net Revenue/(Expenditure) After Interfund Transfers	(201,052)	(251,131)	50,079	(209,271)	8,219

PROVINCE OF MANITOBA FINANCIAL REPORT	APRIL TO JUNE 2006

OPERATING FUND
STATEMENT OF REVENUE
FOR THE THREE MONTHS ENDED JUNE 30, 2006
(UNAUDITED)
($000s)

	2006/07	Comparison to 2006/07		Comparison to 2005/06
	ACTUAL	Estimate	Variance	Actual	Variance
Taxation:
Finance
- Individual Income Tax	501,864	501,864	—	478,476	23,388
- Corporation Income Tax	95,922	95,922	—	87,624	8,298
- Corporation Capital Tax	40,059	40,300	(241)	45,247	(5,188)
- Gasoline Tax	24,808	25,200	(392)	24,957	(149)
- Insurance Corporations Tax	14,897	15,037	(140)	14,605	292
- Land Transfer Tax	8,740	7,264	1,476	7,936	804
- Levy for Health and Education	48,684	49,400	(716)	47,302	1,382
- Mining Tax	16,379	16,710	(331)	19,410	(3,031)
- Motive Fuel Tax	12,333	11,190	1,143	11,776	557
- Retail Sales Tax	199,345	197,690	1,655	190,180	9,165
- Revenue Act, 1964, Part 1	11,722	12,200	(478)	11,981	(259)
- Tobacco Tax	34,296	31,300	2,996	31,441	2,855
- Environmental Protection Tax	556	520	36	534	22

	1,009,605	1,004,597	5,008	971,469	38,136
Industry, Economic Development & Mines
- Oil and Natural Gas Tax	3,336	1,722	1,614	825	2,511

	1,012,941	1,006,319	6,622	972,294	40,647

Other Revenue:
Justice	8,763	9,353	(590)	8,721	42
Transportation and Government Services	33,231	31,171	2,060	31,412	1,819
Water Stewardship — Water Power Rentals	31,498	24,978	6,520	31,286	212
Manitoba Lotteries Corporation	66,000	66,000	—	67,000	(1,000)
Manitoba Liquor Control Commission	29,700	26,700	3,000	36,200	(6,500)
Other Sources	28,402	24,984	3,418	27,382	1,020

	197,594	183,186	14,408	202,001	(4,407)

Total Own Source Revenue	1,210,535	1,189,505	21,030	1,174,295	36,240

PROVINCE OF MANITOBA FINANCIAL REPORT	APRIL TO JUNE 2006

OPERATING FUND
STATEMENT OF REVENUE
FOR THE THREE MONTHS ENDED JUNE 30, 2006
(UNAUDITED)
($000s)

	2006/07	Comparison to 2006/07		Comparison to 2005/06
	ACTUAL	Estimate	Variance	Actual	Variance
Government of Canada:
Equalization	414,264	414,264	—	400,255	14,009
Bill C-48	—	—	—	—	—
Canada Health Transfer (CHT)	192,512	192,512	—	181,590	10,922
Canada Social Transfer (CST)	83,030	83,030	—	80,028	3,002
Child Care	—	—	—	—	—
Health Funds	1,941	—	1,941	—	1,941
Departments
- Labour Market Agreements	21,878	17,420	4,458	21,878	—
- Other Agreements	2,368	2,328	40	2,209	159

Total Government of Canada	715,993	709,554	6,439	685,960	30,033

Total Revenue	1,926,528	1,899,059	27,469	1,860,255	66,273

PROVINCE OF MANITOBA FINANCIAL REPORT	APRIL TO JUNE 2006

OPERATING FUND
STATEMENT OF PART A — OPERATING EXPENDITURE
FOR THE THREE MONTHS ENDED JUNE 30, 2006
(UNAUDITED)
($000s)

	2006/07	Comparison to 2006/07		Comparison to 2005/06
	ACTUAL	Estimate	Variance	Actual	Variance
Legislative Assembly	6,555	6,709	(154)	6,736	(181)
Executive Council	813	767	46	819	(6)
Aboriginal and Northern Affairs	13,797	13,893	(96)	8,839	4,958
Advanced Education and Training	125,568	123,915	1,653	124,679	889
Agriculture, Food and Rural Initiatives	18,992	14,621	4,371	15,747	3,245
Civil Service Commission	1,124	1,161	(37)	1,310	(186)
Conservation	28,150	28,892	(742)	27,655	495
Culture, Heritage and Tourism	23,909	25,027	(1,118)	21,008	2,901
Education, Citizenship and Youth	420,064	388,294	31,770	403,139	16,925
Employee Pensions and Other Costs	15,671	16,250	(579)	14,138	1,533
Energy, Science and Technology	15,068	20,197	(5,129)	19,302	(4,234)
Family Services and Housing	241,842	249,489	(7,647)	234,817	7,025
Finance — Departmental Costs	35,596	35,719	(123)	36,222	(626)
Finance — Debt Servicing Costs	78,842	79,753	(911)	85,130	(6,288)
Health	888,904	936,633	(47,729)	862,729	26,175
Healthy Child Manitoba	5,748	5,679	69	5,502	246
Industry, Economic Development and Mines	4,818	4,046	772	4,335	483
Intergovernmental Affairs and Trade	29,527	30,764	(1,237)	31,044	(1,517)
Justice	53,173	53,765	(592)	55,532	(2,359)
Labour and Immigration	6,944	6,973	(29)	7,380	(436)
Seniors and Healthy Aging Secretariat	184	266	(82)	202	(18)
Sport	2,918	2,920	(2)	2,908	10
Transportation and Government Services	90,505	87,417	3,088	87,000	3,505
Water Stewardship	15,393	13,997	1,396	10,704	4,689
Enabling Appropriations	412	1,175	(763)	154	258
Other Appropriations	3,063	1,868	1,195	2,495	568

Total Expenditure	2,127,580	2,150,190	(22,610)	2,069,526	58,054

PROVINCE OF MANITOBA FINANCIAL REPORT	APRIL TO JUNE 2006

OPERATING FUND
STATEMENT OF PART B — CAPITAL INVESTMENT
FOR THE THREE MONTHS ENDED JUNE 30, 2006
(UNAUDITED)
($000s)

	2006/07	Comparison to 2006/07		Comparison to 2005/06
	ACTUAL	Estimate	Variance	Actual	Variance
General Assets

Legislative Assembly	6	—	6	—	6
Advanced Education and Training	—	—	—	176	(176)
Agriculture, Food and Rural Initiatives	—	—	—	—	—
Conservation	358	258	100	33	325
Culture, Heritage and Tourism	—	—	—	—	—
Education, Citizenship and Youth	—	—	—	—	—
Energy, Science and Technology	684	1,297	(613)	393	291
Family Services and Housing	166	234	(68)	296	(130)
Finance	—	715	(715)	32	(32)
Health	37	—	37	—	37
Justice	1	157	(156)	245	(244)
Transportation and Government Services	3,435	5,174	(1,739)	9,943	(6,508)
Water Stewardship	—	20	(20)	—	—
Enabling Appropriations	—	—	—	—	—

Total General Assets	4,687	7,855	(3,168)	11,118	(6,431)

Infrastructure Assets

Conservation	325	1,980	(1,655)	164	161
Transportation and Government Services	13,367	11,336	2,031	11,379	1,988
Water Stewardship	93	428	(335)	27	66
Manitoba Floodway Expansion	12,264	19,998	(7,734)	6,588	5,676
Enabling Appropriations	—	—	—	—	—

Total Infrastructure Assets	26,049	33,742	(7,693)	18,158	7,891

Total Capital Assets	30,736	41,597	(10,861)	29,276	1,460

PROVINCE OF MANITOBA FINANCIAL REPORT	APRIL TO JUNE 2006

OPERATING FUND
STATEMENT OF PROVINCIAL BORROWINGS, GUARANTEES AND OBLIGATIONS
June 30, 2006
(with comparative figures for March 31, 2006)
(UNAUDITED)
($000s)

	Canadian	Canadian	Increase
	Dollar	Dollar	(Decrease)
	Valuation	Valuation	June 30, 2006
	(Note 1)	(Note 1)	over
	June 30, 2006	March 31, 2006	March 31, 2006
Provincial Borrowings Payable in:
Canadian Dollars	13,607,988	13,710,863	(102,875)
Issues Hedged to Canadian Dollars	2,769,100	2,834,264	(65,164)
U.S. Dollars	2,121,901	2,221,050	(99,149)
Issues Hedged to U.S. Dollars	589,781	617,340	(27,559)

Subtotal Provincial Borrowings	19,088,770	19,383,517	(294,747)

Guarantees and Obligations Payable in:
Canadian Dollars	1,270,328	1,229,575	40,753
U.S. Dollars	—	—	—

Subtotal Guarantees and Obligations	1,270,328	1,229,575	40,753

(Note 2)

Subtotal Provincial Borrowings, Guarantees and Obligations (Note 3)	20,359,098	20,613,092	(253,994)
Less: Sinking Fund Investments	(4,397,728)	(4,475,996)	78,268
Less: Debt Retirement Fund	(25,002)	(25,000)	(2)

Total Provincial Borrowings, Guarantees and and Obligations Outstanding (Note 4)	15,936,368	16,112,096	(175,728)

Note to Reader:
Outstanding provincial borrowings will fluctuate during the fiscal year as a result of the timing of borrowing activities of the Province. While current accounting standards identify Net Debt as the best presentation of a government’s financial position, certain valuations used in the calculation of Net Debt are not available on a quarterly basis. Net Debt is defined as total liabilities less the financial assets available to repay those liabilities. The Public Accounts for the year ended March 31, 2006 reflected Net Debt of the operating fund to be $8.3 billion (see Public Accounts, Volume 1, page 105) and for the government reporting entity to be $10.5 billion (See Public Accounts, Volume 1, page 55).

PROVINCE OF MANITOBA FINANCIAL REPORT	APRIL TO JUNE 2006

OPERATING FUND
STATEMENT OF PROVINCIAL BORROWINGS, GUARANTEES AND OBLIGATIONS
June 30, 2006
(with comparative figures for March 31, 2006)
     NOTES:
1.	The Canadian Dollar Valuation is calculated using the foreign currency exchange rates in effect at June 30, 2006 and at March 31, 2006. As at June 30, 2006, the U.S. dollar exchange rate was $1.1150 ($1.1671 at March 31, 2006).

2.	Includes borrowings of Manitoba Hydro which has been guaranteed by the Province, Government Enterprises and Other payables and third party debt of health care facilities.

3.	Provincial Borrowings and Guarantees are payable in Canadian and U.S. dollars. As at March 31, 2006, total provincial borrowings and guarantees were payable 87% in Canadian dollars and 13% in U.S. dollars. Of this total, General Government Program borrowing and Other Crown organizations borrowings was 100% payable in Canadian dollars. Manitoba Hydro borrowings was payable 61% in Canadian dollars (60% at March 31, 2006) and 39% in U.S. dollars (40% at March 31, 2006).

4.	The above borrowings, guarantees and obligations were outstanding for the following purposes:

	June 30, 2006		March 31, 2006
	($ Thousands)	($ Per Capita)	($ Thousands)	($ Per Capita)
		(Note 5)		(Note 5)
General Government Programs	6,496,839	5,507	6,582,745	5,580
Manitoba Hydro	6,433,318	5,453	6,524,289	5,530
Capital Investments	470,206	399	463,766	393
Health Facilities	766,834	650	766,834	650
Government Enterprises and Other (Note 6)	502,336	426	502,336	426
Other Crown Organizations	1,266,835	1,074	1,272,126	1,078

	15,936,368	13,509	16,112,096	13,657

	(Note 7)
5.	Per Capita data is based upon population figures at April 1, 2006 as reported by Statistics Canada.

6.	In 2003/04, the Province, in accordance with PSAB GAAP, changed its accounting treatment for certain amounts owed to Canada and for debentures issued by certain school boards and hospitals, the debt service of which is paid with future grants from the Government. Amounts owed to the Federal Government over time, which were previously treated as accounts payable are now accounted for as loans payable. Debentures issued by school boards and hospitals, were previously recognized as an expense over the life of the debentures as grants for debt service were made and held by the Provincial Sinking Fund and Manitoba Public Insurance (MPI), (a Crown corporation). Now the obligation to fund debt principal payments is expensed in full at the time the debenture is issued. Any of these debentures held by MPI are recorded as “Loans Payable to Government Enterprises”. The Government also recognized a loan payable in respect of the pension liability of the Manitoba Liquor Control Commission.

7.	Provincial borrowings, guarantees and obligations decreased by $175.7 million. This decrease was primarily due to matured General Government Program borrowings which have not yet been refinanced, the impact of a stronger Canadian dollar and a net increase in Manitoba Hydro’s sinking fund offset by funding of Manitoba Hydro’s capital program. Manitoba Hydro’s U.S. dollar revenues are sufficient to pay the interest and principal on all outstanding U.S. dollar borrowings.

PROVINCE OF MANITOBA FINANCIAL REPORT	APRIL TO JUNE 2006

DEBT RETIREMENT FUND
PROJECTION FOR THE YEAR ENDING MARCH 31, 2007
(with comparative figures for March 31, 2006)
(UNAUDITED)
($000s)

	2006/07	2005/06
	Projection	Actual (2)
Fund Balance, Beginning of Year	25,000	—

Revenue:
Interest Earnings	1,000	—
Transfer from Operating Fund (1)	110,495	110,495

	111,495	110,495

Expenditure:
Transfer to Operating Fund for:
- Pension Assets Fund (3)	(85,495)	(85,495)
- Sinking Fund Obligation	—	—

	(85,495)	(85,495)

Fund Balance, End of Year	51,000	25,000

Notes:

(1)	Based on projection included in the 2006 Budget.

(2)	Based on 2005/06 Public Accounts.

(3)	The actual allocation of funds for 2006/07 will be determined by the Allocation Committee as per the Balanced Budget, Debt Repayment and Taxpayer Accountability Act.

PROVINCE OF MANITOBA FINANCIAL REPORT	APRIL TO JUNE 2006

PENSION ASSETS FUND
PROJECTION FOR THE YEAR ENDING MARCH 31, 2007
(with comparative figures for March 31, 2006)
(UNAUDITED)
($000s)

	2006/07	2005/06
	Projection (1)	Actual (2)
	(thousands of dollars)
Fund Balance, Beginning of Year	536,986	382,342

Revenue:
Interest Earnings	14,000	60,761
Transfer from Debt Retirement Fund (3)	85,495	85,495
Transfer from Departments and Crown Corporations	9,500	8,388

	108,995	154,644

Fund Balance, End of Year	645,981	536,986

Notes:

(1)	Based on YTD earnings and contributions (extrapolated to March 31, 2007)

(2)	Based on 2005/06 Public Accounts

(3)	The actual allocation of funds for 2006/07 will be determined by the Allocation Committee as per the Balanced Budget, Debt Repayment and Taxpayer Accountability Act.

PROVINCE OF MANITOBA FINANCIAL REPORT	APRIL TO JUNE 2006

FISCAL STABILIZATION FUND
PROJECTION FOR THE YEAR ENDING MARCH 31, 2007
(with comparative figures for March 31, 2006)
(UNAUDITED)
($000s)

	2006/07	2005/06
	Projection	Actual (1)
Health Programs

Program Fund Balance — Beginning of Year	202,411	210,067
Interest Earnings	6,485	6,044
Transfer to General Programs
- Wait Time Reduction Programming	(30,000)	(13,700)
- Other Health Related Programming	—	—

Program Fund Balance — End of Year	178,896	202,411

General Programs

Program Fund Balance — Beginning of Year	329,576	275,876
Interest Earnings	10,328	8,915
Recovered from Health Programs
- Wait Time Reduction Programming	—	13,700
Transfer to/from the Operating Fund
- Year-end Positive Balance (2)	3,338	31,085
- General Requirements	(55,000)	—

Program Fund Balance — End of Year	288,242	329,576

Total Fund Balance, End of Year	467,138	531,987

Notes:

(1)	Based on 2005/06 Public Accounts.

(2)	Based on projection included in the 2006 Budget.